SHARED WELL AGREEMENT
(SILVERADO/SUKAKPAK)

1. **Parties.** The parties to this Agreement are **Silverado Gold Mines Inc.**, an Alaska corporation, 3180 Peger Road, Fairbanks, Alaska 99709, hereafter referred to as (Silverado), and **Sukakpak, Inc.**, an Alaska corporation, P.O. Box 82991, Fairbanks, Alaska 99708, hereafter referred to as (Sukakpak).

2. **Background and purpose.** Silverado needs a drilled water well suitable for Alaska Department of Environmental Conservation (ADEC) regulatory approval as a "Class C Public Water Supply" well to serve both domestic uses and for exploration sample processing. Sukakpak needs a supply of potable water in the area of Wiseman, Alaska. The parties expect that their needs could be met by drilling and maintaining a water well on property that Sukakpak owns in Wiseman. This Agreement states the terms on which the parties agree to drill and maintain a water well on Sukakpak's property.

3. **Property.** The property on which the water well will be drilled is:

Lot Two (2), LOUNSBURY SUBDIVISION, according to the plat filed November 15, 2002 as Plat Number 2002-106 in the records of the Fairbanks Recoding District, Fourth Judicial District, State of Alaska ("the Property").

4. **Drilling investigations.** The water well driller will log the well as it is being drilled and will test the flow rate of water at different depths. If a flow rate suitable to meet Silverado's needs cannot be developed, either: (a) Silverado will absorb all costs incurred to that point, abandon the well in accordance with ADEC specifications, and terminate this agreement, or (b) Sukakpak will at their option assume complete responsibility for all costs incurred to that point and continue with the installation of the well with no further involvement by Silverado

5. **Drilling a well.** The water well will be drilled at a location designated by Sukakpak after consulting with Silverado. Silverado will construct a gravel pad suitable for parking and turning around its pumping truck and other maintenance equipment as may be required, and construct a locking well house constructed of wood and compatible with the rustic character of the Wiseman area to protect and secure access to the wellhead. Before beginning construction of the wellhouse and gravel pad, Silverado will submit a proposed plan and design to Sukakpak and will obtain Sukakpak's written approval.

6. **Costs.** (a) *All paid by Silverado.* Silverado will pay all costs relating to the water well, including water rights filing; drilling and other costs to place the well in service (including those defined in part 11(a) of this agreement); water testing; and maintenance required through termination.

(b) *Costs to place well in service.* Silverado will keep track of the specific costs that Silverado incurs to drill the water well and place the water well in service, and will give Sukakpak an itemized statement of those costs no later than July 1, 2007. The parties will use this itemized statement or $20,000, whichever is less, to determine the amount of reimbursement, if any, to which Silverado may be entitled if Sukakpak elects to terminate this Agreement prematurely (see Paragraph 13).

7. Ownership of well. Sukakpak will own the water well and all associated fixed improvements on the Property (such as gravel pads, a pump, wellhouse, etc.).

8. Use of the water well. (a) *By Silverado.* Silverado may draw water from the water well for domestic use and exploration sample processing at Silverado's Koyukuk Mining District camps. Silverado may not use the water well for any other purpose without Sukakpak's written consent, which consent may be withheld for any reason.

Silverado's use of the well will not adversely affect other wells in the area. Silverado will use the water well in a manner that minimizes the impact of Silverado's activities on other people in the Wiseman area. To limit traffic and noise, Silverado will ordinarily draw approximately 6,000 gallons of water at a time at a reasonable time of day, will transport water in a 6,000-gallon water truck, and will draw and transport no more than seven (7) truckloads per week.

(b) *By Sukakpak.* Sukakpak may use the water well in any manner that does not unreasonably interfere with Silverado's use of the water well. The parties are aware that Sukakpak's use of the water well may increase Silverado's maintenance costs.

9. No electricity available. The parties are aware that there is no electric service at the Property and no electric utility service nearby. Silverado and Sukakpak will each need to provide their own generation equipment or other source of power for the water well.

10. Water rights filing. Sukakpak has not made a water rights filing for the Property and is not aware of any water rights filing made by anyone else for the Property. Sukakpak will submit a water rights filing with the Alaska Department of Natural Resources (ADNR) to secure any water rights needed for this Agreement. Silverado will pay any ADNR expenses associated with Sukakpak's water rights filing. Sukakpak does not guarantee that Sukakpak will be able to obtain water rights.

11. Government regulation and compliance. Silverado and Sukakpak are responsible for complying with regulatory requirements that govern this Agreement or the parties' activities under this Agreement, including:

(a) Silverado is responsible for any sampling, testing, treating, and other actions that may be required by ADEC or other government authority;

(b) Silverado is responsible for any water utility filings and other actions that may be required by the Regulatory Commission of Alaska (RCA) or other government authority (to the parties' knowledge, the arrangement contemplated by this Agreement is not a utility and is not subject to regulation by RCA);

(c) Silverado is responsible for any permits that may be required to transport water from the Property to Silverado's Koyukuk Mining District camps; and

(d) Sukakpak is responsible for assuring that they will not construct or permit to be constructed any facilities or operate the site in a manner that prevents the well from remaining in compliance with ADEC Class C public water supply specifications and regulations.

12. Transfer of rights. (a) *By Silverado.* Silverado may transfer Silverado's rights under this Agreement to a third party with Sukakpak's consent, such consent as will not be

unreasonably withheld. Any such transferee must assume Silverado's responsibilities under this Agreement. Silverado may transfer its rights under this Agreement in their entirety to Sukakpak at any time by terminating as provided in Paragraph 15(b).

(b) *By Sukakpak.* Sukakpak may transfer Sukakpak's rights under this Agreement. The transferee must assume Sukakpak's responsibilities under this Agreement.

13. Default. If either party to this agreement is found to be in default hereunder, the non-defaulting party shall give written notice of such default to the defaulting party and the defaulting party shall begin to cure such default immediately. As long as the defaulting party is diligently pursuing curative action, such party shall not be considered to be in default.

14. Notice. Notice by each party to the other shall be deemed to have been given if in writing and placed in the U.S. postal system; or by writing and hand delivered with receipt acknowledged in writing by the party so noticed; or by facsimile.

15. Termination. (a) *Automatically.* This Agreement will automatically terminate at 6:00 p.m. Wiseman time on April 30, 2017 if the Agreement has not previously been terminated.

(b) *By Silverado.* Silverado may terminate this Agreement, with or without cause, by giving Sukakpak at least ten (10) days' written notice. Termination will not relieve Silverado of responsibility for performing maintenance the need for which arose before termination.

(c) *By Sukakpak.* Sukakpak may terminate this Agreement for a legitimate reason by giving Silverado at least ninety (90) days' written notice, and may terminate this Agreement without cause by giving Silverado at least three hundred sixty-five (365) days' written notice. At termination Sukakpak shall assume all legal and regulatory responsibilities associated with the well and its appurtenant equipment. If Sukakpak elects to terminate this Agreement under this subparagraph (c), Sukakpak will reimburse Silverado for the pro-rated cost of placing the water well in service. To determine the pro-rated cost of placing the water well in service, the parties will multiply the costs submitted by Silverado under Paragraph 6(b) (subject to the $20,000 cap) by a fraction, the numerator of which is the number of days between (and including) the date of termination and April 30, 2017, and the denominator of which is 3,653. For example, if the (capped) cost of placing the well in service is $5,000 and this Agreement terminates on May 1, 2016, the pro-rated cost for which Sukakpak must reimburse Silverado is $499.59: $5,000.00 x 365/3,653 = $499.59

16. Controlling law and venue. This Agreement shall be governed by the laws of the State of Alaska. Any lawsuit filed in connection with this Agreement must be filed in the trial courts for the State of Alaska, at Fairbanks.

17. Construction/Entire agreement; modifications. This Agreement contains the entire agreement between the parties and supersedes all prior agreements between the parties whether written or oral that may have existed or currently exist. Any modification to this Agreement must be in writing by the parties in order to be binding between them. The failure or dissolution of any part of this agreement as determined under part 16 hereof shall not affect any

other part of this agreement and the remaining parts of the agreement shall remain in full force and effect.

SILVERADO GOLD MINES INC.
An Alaska corporation
By [signature]
Title President
Date May 17, 2007

SUKAKPAK, INC.
An Alaska corporation
By [signature]
Title Vice President
Date 16 May 2007